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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of Equity Corporation International on Form S-3 relating to $143,750,000 of 4 1/2% Convertible Subordinated Debentures due 2004 of our reports dated March 5, 1998 on our audits of the consolidated financial statements and financial statement schedule of Equity Corporation International (the "Company") as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."



                                        /s/ COOPERS & LYBRAND L.L.P.

                                        COOPERS & LYBRAND L.L.P.


Houston, Texas
April 23, 1998